CHURCHILL DOWNS INCORPORATED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
On November 1, 2022 (the “Closing Date”), pursuant to that certain Purchase Agreement (as amended by the Amendment, the “Purchase Agreement”), dated as of February 18, 2022, as amended September 2, 2022 (the “Amendment”), by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company” or “CDI”) and Peninsula Pacific Entertainment Holdings LLC (“P2E Holdings”), the Company completed its previously announced acquisition of the following properties (the “P2E Transaction”): Colonial Downs Racetrack in New Kent, Virginia, six historical racing entertainment venues across Virginia, del Lago Resort & Casino in Waterloo, New York, and the Hard Rock Hotel & Casino in Sioux City, Iowa.
The Company paid an aggregate consideration of US$2.75 billion in cash in connection with the P2E Transaction, subject to customary adjustments for working capital, indebtedness and certain other adjustments as set forth in the Purchase Agreement.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give effect for the acquisition as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on September 30, 2022.
The historical consolidated financial information of CDI and Peninsula Pacific Entertainment, LLC (“P2E”) has been adjusted in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based on various assumptions, including assumptions related to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from P2E based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of CDI and P2E for the applicable periods:
•Condensed consolidated financial statements and related notes of CDI as of September 30, 2022 and for the nine months ended September 30, 2022 included in CDI’s Quarterly Report on Form 10-Q that CDI filed with the U.S. Securities and Exchange Commission (“SEC”) on October 26, 2022;
•Condensed consolidated unaudited financial statements and related notes of P2E as of September 30, 2022 and for the nine months ended September 30, 2022 included in Exhibit 99.2 of this Form 8-K/A;
•Consolidated financial statements and related notes of CDI as of and for the year ended December 31, 2021 included in CDI’s Annual Report on Form 10-K that CDI filed with the SEC on February 23, 2022; and
•Combined and consolidated financial statements and related notes of P2E as of and for the year ended December 31, 2021 included in Exhibit 99.1 of this Form 8-K/A.
The pro forma adjustments have been made solely for the purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported by the combined company in periods following the acquisition may differ significantly from that reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the companies. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be what the combined company’s financial condition or results of operations would have been had the acquisition been completed on the applicable dates of this pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company. The final purchase price and the allocations thereof may differ from that reflected in the pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following completion of the acquisition.
CDI funded the acquisition with cash on hand and from the proceeds from (i) the issuance of 5.750% senior notes due 2030 included in Notes Payable on the condensed consolidated balance sheet of CDI as of September 30, 2022,

(ii) draws under the revolving credit facility and from a senior secured delayed draw term loan A credit facility due 2029, in each case, under its senior secured credit agreement and (iii) the sale of excess land near Calder Casino in the second quarter of 2022 and included in Restricted Cash on the condensed consolidated balance sheet of CDI as of September 30, 2022 (the “Related Financing Transactions”).

Churchill Downs Incorporated
Pro Forma Condensed Combined Statement of Income
For the nine months ended September 30, 2022
(Unaudited)

	Historical		Transaction Accounting Adjustments
(in millions, except per common share data)	CDI	P2E	Reclassification Adjustments (Note 1)	P2E Excluded Entities (Note 1)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Net revenue:
Live and Historical Racing	$439.2	$—	$270.9	$—	$—		$710.1
TwinSpires	343.3	—	—	—	—		343.3
Gaming	545.0	177.4	33.7	—	—		756.1
Historical Horse Racing	—	248.0	(248.0)	—	—		—
Live and Simulcast Racing	—	7.4	(7.4)	—	—		—
Food and Beverage	—	21.1	(21.1)	—	—		—
Hotel	—	8.4	(8.4)	—	—		—
All Other	2.2	19.7	(19.7)	—	—		2.2
Total net revenue	1,329.7	482.0	—	—	—		1,811.7
Operating expense:
Live and Historical Racing	269.2	—	137.7	—	—		406.9
TwinSpires	229.6	—	—	—	—		229.6
Gaming	387.0	72.6	38.3	—	4.1	(E)	502.0
All Other	8.8	5.4	0.6	(0.1)	—		14.7
Selling, general and administrative expense	112.7	124.0	—	(4.4)	—		232.3
Historical Horse Racing	—	96.4	(96.4)	—	—		—
Live and Simulcast Racing	—	9.2	(9.2)	—	—		—
Asset Impairments	4.9	—	—	—	—		4.9
Transaction expense, net	7.4	—	0.3	—	—		7.7
Food and Beverage	—	17.4	(17.4)	—	—		—
Hotel	—	3.8	(3.8)	—	—		—
Marketing	—	20.2	(20.2)	—	—		—
Management Fees	—	15.9	—	(0.3)	—		15.6
Depreciation and Amortization	—	29.3	(29.3)	—	—		—
Development Expense	—	4.0	(0.3)	(3.7)	—		—
Pre-opening Expense	—	0.5	(0.5)	(0.1)	—		(0.1)
Gain on Disposal	—	(0.2)	0.2	—	—		—
Total operating expense	1,019.6	398.5	—	(8.6)	4.1		1,413.6
Operating income (loss)	310.1	83.5	—	8.6	(4.1)		398.1
Other income (expense):
Interest expense, net	(92.6)	—	—	—	(100.0)	(C)	(192.6)
Interest income	—	0.4	—	—	(0.4)	(B)	—
Interest expense	—	(53.9)	—	—	53.9	(B)	—
Equity in income of unconsolidated investments	115.4	—	—	—	—		115.4
Gain on Calder land sale	274.6	—			—		274.6
Miscellaneous, net	4.4	—	—	—	—		4.4
Total other income (expense)	301.8	(53.5)	—	—	(46.5)		201.8
Income (loss) from operations before provision for income taxes	611.9	30.0	—	8.6	(50.6)		599.9
Income tax (provision) benefit	(173.5)	—	—	—	10.8	(D)	(162.7)
Net income (loss)	$438.4	$30.0	$—	$8.6	$(39.8)		$437.2
Net income per common share data:
Basic net income	$11.52						$11.48
Diluted net income	$11.36						$11.33

Weighted average shares outstanding:
Basic	38.1						38.1
Diluted	38.6						38.6
See accompanying notes to unaudited pro forma condensed combined financial information.

Churchill Downs Incorporated
Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2021
(Unaudited)

	Historical		Transaction Accounting Adjustments
(in millions, except per common share data)	CDI	P2E	Reclassification Adjustments (Note 1)	P2E Excluded Entities (Note 1)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Net revenue:
Live and Historical Racing	$409.1	$—	$293.8	$—	$—		$702.9
TwinSpires	431.7	—	—	—	—		431.7
Gaming	695.4	227.7	34.2	—	—		957.3
Historical Horse Racing	—	271.1	(271.1)	—	—		—
Live and Simulcast Racing	—	7.9	(7.9)	—	—		—
Food and Beverage	—	21.7	(21.7)	—	—		—
Hotel	—	9.0	(9.0)	—	—		—
All Other	61.0	19.1	(18.3)	(0.1)	—		61.7
Total net revenue	1,597.2	556.5	—	(0.1)	—		2,153.6
Operating expense:
Live and Historical Racing	288.9	—	149.9	—	—		438.8
TwinSpires	325.4	—	—	—	—		325.4
Gaming	476.3	90.3	54.5	—	0.6	(E)	621.7
All Other	60.5	6.2	0.1	(0.6)	—		66.2
Selling, general and administrative expense	138.5	155.4	—	(5.5)	—		288.4
Historical Horse Racing	—	104.6	(104.6)	—	—		—
Live and Simulcast Racing	—	9.6	(9.6)	—	—		—
Asset Impairments	15.3	11.7	—	—	—		27.0
Transaction expense, net	7.9	—	2.0	—	34.7	(A)	44.6
Food and Beverage	—	18.6	(18.6)	—	—		—
Hotel	—	4.0	(4.0)	—	—		—
Marketing	—	20.9	(20.9)	—	—		—
Management Fees	—	20.7	—	(0.4)	—		20.3
Depreciation and Amortization	—	45.2	(45.2)	—	—		—
Development Expense	—	21.6	(2.0)	(19.6)	—		—
Pre-opening Expense	—	1.1	(1.1)	—	—		—
Loss on Disposal	—	0.5	(0.5)	—	—		—
Total operating expense	1,312.8	510.4	—	(26.1)	35.3		1,832.4
Operating income (loss)	284.4	46.1	—	26.0	(35.3)		321.2
Other income (expense):
Interest expense, net	(84.7)	—	—	—	(94.6)	(C)	(179.3)
Interest income	—	0.3	—	—	(0.3)	(B)	—
Interest expense	—	(81.5)	—	—	81.5	(B)	—
Equity in income of unconsolidated investments	143.2	—	—	—	—		143.2
Loss on extinguishment of debt, net	—	(2.6)	—	—	—		(2.6)
Miscellaneous, net	0.7	—	—	—	—		0.7
Total other income (expense)	59.2	(83.8)	—	—	(13.4)		(38.0)
Income (loss) from operations before provision for income taxes	343.6	(37.7)	—	26.0	(48.7)		283.2
Income tax (provision) benefit	(94.5)	—	—	—	15.2	(D)	(79.3)
Net income (loss)	$249.1	$(37.7)	$—	$26.0	$(33.5)		$203.9

Net income per common share data:
Basic net income	$6.45						$5.28
Diluted net income	$6.35						$5.20

Weighted average shares outstanding:
Basic	38.6						38.6
Diluted	39.2						39.2
See accompanying notes to unaudited pro forma condensed combined financial information.

Churchill Downs Incorporated
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2022
(Unaudited)

	Historical		Transaction Accounting Adjustments
(in millions)	CDI	P2E	Reclassification Adjustments (Note 1)	P2E Excluded Entities (Note 1)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$110.6	$120.3	$—	$(0.4)	$(38.1)	(F)	$192.4
Restricted cash	1,582.6	1.7	—	—	(1,445.0)	(F)	139.3
Accounts receivable, net	69.4	9.3	—	—	—		78.7
Income taxes receivable	—	—	—	—	12.0	(O)	12.0
Other current assets	43.7	10.3	—	(2.2)	—		51.8
Other current assets - held for sale	—	0.9	—	(0.9)	—		—
Total current assets	1,806.3	142.5	—	(3.5)	(1,471.1)		474.2
Property and equipment, net	1,240.9	602.7	—	(16.6)	41.4	(M)	1,876.1
					7.7	(L)
Investment in and advances to unconsolidated affiliates	661.0		—	—	—		661.0
Goodwill	375.7	23.0	—	—	(23.0)	(G)	718.3
					342.6	(G)
Other intangible assets, net	485.0	160.0	—	—	(160.0)	(G)	2,397.6
					1,912.6	(G)
Other assets	23.2	9.6	—	—	(1.4)	(M)	31.4
Long-term assets held for sale	82.0	15.4	—	(15.4)	—		82.0
Total assets	$4,674.1	$953.2	$—	$(35.5)	$648.8		$6,240.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$109.1	$6.5	$—	$(0.1)	$—		$115.5
Accrued expenses and other current liabilities	300.2	64.0	—	(1.7)	8.1	(P)	370.6
Capital project payable	—	10.4	—	—	—		10.4
Accrued interest	—	27.3	—	—	(27.3)	(H)	—
Income taxes payable	60.9	—	—	—	(60.9)	(O)	—
Current deferred revenue	14.5	—	—	—	—		14.5
Current maturities of long-term debt	7.0	—	—	—	—		7.0
Current liabilities - held for sale	—	1.8	—	(1.8)	—		—
Total current liabilities	491.7	110.0	—	(3.6)	(80.1)		518.0
Long-term debt	684.4	838.0	—	—	(838.0)	(H)	2,186.3
					717.0	(F)
					800.0	(F)
					(15.1)	(F)
Notes payable	2,489.4	—	—	—	—		2,489.4
Non-current deferred revenue	11.9	—	—	—	—		11.9
Deferred income taxes	279.6	—	—	—	(19.8)	(N)	332.7
					72.9	(O)
Minimum assessment agreement	—	9.3	—	—	—		9.3
Other liabilities	104.4	—	—	—	10.6	(K)	115.0
Total liabilities	4,061.4	957.3	—	(3.6)	647.5		5,662.6
Commitments and contingencies
Shareholders' equity (deficit)	612.7	—	—	—	(34.7)	(I)	578.0
Common member's interest	—	375.7	—	(202.2)	(173.5)	(J)	—
Accumulated deficit	—	(379.8)	—	170.3	209.5	(J)	—
Total liabilities and shareholders' equity	$4,674.1	$953.2	$—	$(35.5)	$648.8		$6,240.6
See accompanying notes to unaudited pro forma condensed combined financial information.

Churchill Downs Incorporated
Notes to unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical audited financial statements of CDI and P2E as of and for the year ended December 31, 2021 and unaudited financial statements of CDI and P2E as of and for the nine months ended September 30, 2022. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Certain reclassifications have been made to the historical financial statements of P2E to conform to CDI’s presentation.
The Purchase Agreement contemplated the acquisition by the Company of the following properties: Colonial Downs Racetrack in New Kent, Virginia, six historical racing entertainment venues across Virginia, del Lago Resort & Casino in Waterloo, New York, and the Hard Rock Hotel & Casino in Sioux City, Iowa. Certain entities owned by P2E were not included in the P2E Transaction, and have been excluded in the unaudited pro forma condensed combined financial information in a column titled “P2E Excluded Entities”.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2021 and for the nine months ended September 30, 2022 give effect to the P2E Transaction and the interest expense on the Related Financing Transactions as if these transactions had occurred on the first day of the earliest period presented. The unaudited condensed combined balance sheet as of September 30, 2022 gives effect to the acquisition and the Related Financing Transactions as if these transactions had occurred on September 30, 2022.
The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP.
The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. In addition, the guidance establishes that the consideration transferred be measured at the Closing Date at the then-current market price.
Fair value is defined in the authoritative guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. Market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The pro forma adjustments described below have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation thereof to the assets acquired and liabilities assumed from P2E based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CDI would have been had the P2E Transaction and Related Financing Transactions occurred on the dates assumed, nor is the unaudited pro forma condensed combined financial information necessarily indicative of future consolidated results of operations or financial position.
The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the P2E Transaction.
CDI has been determined to be the acquirer under the acquisition method of accounting based on various considerations. CDI paid cash as the acquisition consideration. Further, the Board of Directors and senior management of the combined company will be comprised primarily of current CDI board members and senior management, respectively.
CDI performed a review of P2E's accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial information. CDI is not aware of any differences that would have a material impact on the pro forma condensed combined financial information.
Note 2 — Preliminary Purchase Price Allocation
CDI allocated the purchase price paid to the fair value of the P2E assets acquired and liabilities assumed. The allocation of the preliminary estimated purchase price is based upon CDI management’s estimates of and assumptions related to the fair values of assets acquired and liabilities assumed as of September 30, 2022, using currently available information. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. As of the date of this document, CDI has not completed a comprehensive final valuation analysis necessary to determine the fair values of P2E’s identifiable assets acquired and liabilities assumed. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on CDI’s financial position and results of operations may differ materially from the pro forma amounts included herein.
The primary areas of the preliminary valuation that are not yet finalized relate to the fair values of amounts for income taxes, adjustments to working capital, fair value of intangible assets and property and equipment, and the final amount of residual goodwill.
The contractual purchase price contained working capital and other provisions that provided for incremental consideration to be paid for excess cash left in the business as well as construction costs for certain development projects in Virginia. The purchase price calculated for purposes of these pro forma financials was based on balance sheet metrics as of September 30, 2022. The actual purchase price paid as of the date of the acquisition, will differ from this pro forma calculation as a result of incremental activity that occurred between September 30, 2022 and November 1, 2022.
The purchase price consideration as of September 30, 2022, was $2,950.3 million. The following table summarizes the preliminary fair value of the assets acquired and liabilities assumed, net of cash acquired of $121.6 million, as of September 30, 2022:

(in millions)
Accounts receivable	$9.3
Other current assets	8.1
Property, plant and equipment	627.5
Goodwill	342.6
Other intangible assets	1,912.6
Deferred taxes	19.8
Other assets	8.2
Total assets acquired	2,928.1
Accounts payable	6.4
Accrued expenses and other current liabilities	80.8
Other liabilities	12.2
Total liabilities acquired	99.4
Purchase price, net of cash acquired	$2,828.7

The preliminary fair value of the other indefinite-lived intangible assets consists of the following:

(in millions)	Preliminary Fair Value
Gaming Rights	$1,835.8
Trademarks	76.8
$1,912.6
Note 3 – CDI Financing
CDI funded the acquisition with cash on hand and from the proceeds from (i) the issuance of 5.750% senior notes due 2030 included in Notes Payable on the condensed consolidated balance sheet of CDI as of September 30, 2022, (ii) draws under the revolving credit facility and from a senior secured delayed draw term loan A credit facility due 2029, in each case, under its senior secured credit agreement which bear interest at secured overnight financing rate (“SOFR”) plus 10 basis points, plus a variable applicable margin which is determined by the Company's net leverage ratio and (iii) the sale of excess land near Calder Casino in the second quarter of 2022 included in Restricted Cash on the condensed consolidated balance sheet of CDI as of September 30, 2022 (the “Related Financing Transactions”).
The weighted-average interest rate on the Related Financing Transactions was 3.43% as of December 31, 2021 and 4.84% as of September 30, 2022.
Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income
(A)Represents transaction costs of CDI for the P2E Transaction not yet recorded within the historical financial statements.
(B)Primarily to eliminate the interest income and expense incurred by P2E for the year ended December 31, 2021 and nine months ended September 30, 2022, respectively. The P2E debt was paid off at closing of the P2E Transaction and included in the purchase consideration.
(C)Represents the incremental interest expense under the Related Financing Transactions for the year ended December 31, 2021 and nine months ended September 30, 2022, respectively, as described further in the table below:

	For the year ended	For the nine months ended
(in millions)	December 31, 2021	September 30, 2022
Revolver Capacity	$0.9	$0.7
Revolving Credit Facility	11.7	22.4
Term Loan A-1	13.0	25.1
Senior Unsecured Notes	69.0	51.8
Total interest expense	$94.6	$100.0
(D)The pro forma adjustment to the income tax provision represents the tax effect of the adjustments to income from continuing operations before provision for income taxes related to the results of the acquired P2E entities, the estimated transaction costs of the P2E Transaction, elimination of P2E’s interest expense, and CDI’s incremental interest expense related to the Related Financing Transactions. CDI has assumed a 27.0% and 26.0% blended income tax rate representing the estimated combined U.S. federal and state statutory rates in effect for the year ended December 31, 2021 and nine months ended September 30, 2022, respectively.
(E)Represents the incremental depreciation expense related to the property and equipment, net after adjustment to the preliminary fair value.
Note 5 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(F)The sources and uses of funds related to the P2E Transaction are as follows:

Sources:
Cash and restricted cash	$1,483.1
Revolving credit facility	717.0
Term Loan A-1	800.0
Total	$3,000.1

Uses:
Cash consideration	$2,950.3
Transaction costs	49.8
Total	$3,000.1
Transaction costs of $49.8 million are composed of $34.7 million of the bank fees and legal costs associated with the P2E Transaction that are included as a Pro Forma Adjustment in the Condensed Combined Statement of Income. The additional $15.1 million is the debt issuance costs associated with the Related Financing Transactions that will be netted against the proceeds from the financing transaction.
Refer to Note 3 for further description of the Related Financing Transactions.
(G)See Note 2 for the purchase price allocation. This eliminates the historical goodwill and intangibles associated with P2E and records the estimated goodwill and intangibles associated with the P2E Transaction.
(H)To eliminate the principal and interest payable amounts related to the P2E debt.
(I)Represents the CDI transaction costs of the P2E Transaction.
(J)To eliminate the common member’s interest and accumulated deficit of the P2E entities that were acquired.
(K)Primarily represents the establishment of the lease obligation required by the implementation of lease accounting in the amount of $7.7 million.
(L)Represents the establishment of right of use assets from the implementation of lease accounting at $7.7 million.
(M)Represents fair value adjustments as part of preliminary valuation analysis.
(N)The estimated tax impacts of the pro forma adjustments have been reflected in deferred income taxes in the unaudited pro forma condensed combined balance sheet by using a tax rate of 25.6%, unless otherwise stated. This tax rate was determined using the blended federal and state statutory tax rate of the jurisdictions expected to be impacted for the period presented. The total effective tax rate of CDI could be significantly different depending on the post-acquisition geographical mix of taxable income and other factors. Because the tax rate used for these unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the P2E Transaction and those differences may be material.
(O)Represents the reclassification of the tax liability related to the Calder land sale from current income taxes payable to deferred income taxes. Upon completion of the P2E Transaction, the tax gain associated with the sale is deemed to qualify as a like-kind exchange transaction under Internal Revenue Code § 1031, deferring recognition of federal income tax.
(P)Represents the establishment of a contingent liability identified as part of purchase accounting.
Note 6 – Management’s Adjustments
Management expects that, following completion of the P2E Transaction, the post-acquisition company would have realized certain costs savings as compared to the historical combined costs of CDI and P2E operating independently. The costs include $87.2 million and $61.3 million of P2E Holdings grants of profits interests under the P2E Holdings 2018 Class B Unit Plan to five executive officers and employees of P2E and $20.3 million and $15.6 million of management fees charged to P2E by JNB Gaming, LLC for the year ended December 31, 2021 and the nine months ended September 30, 2022, respectively.

The below tables reflect the costs as if the P2E Transaction had been completed as of January 1, 2021. We have assumed the costs referred to above of $107.5 million for the year ended December 31, 2021 and $76.9 million for the nine months ended September 30, 2022 would not have occurred. The tax effect has been calculated based on the applicable statutory rates to the aforementioned adjustments. The pro forma financial information reflects all Management’s Adjustments that are, in the opinion of management, necessary to a fair statement of the pro forma financial information presented.

	For the year ended December 31, 2021
(in millions, except per common share data)	Pro Forma Combined	Management's Adjustment	As Adjusted
Operating income	$321.2	$107.5	$428.7
Income from operations before provision for income taxes	$283.2	$107.5	$390.7
Net income	$203.9	$78.5	$282.4

Net income per common share data:
Basic net income	$5.28		$7.32
Diluted net income	$5.20		$7.20

Weighted average shares outstanding:
Basic	38.6		38.6
Diluted	39.2		39.2

	For the nine months ended September 30, 2022
(in millions, except per common share data)	Pro Forma Combined	Management's Adjustment	As Adjusted
Operating income	$398.1	$76.9	$475.0
Income from operations before provision for income taxes	$599.9	$76.9	$676.8
Net income	$437.2	$56.9	$494.1

Net income per common share data:
Basic net income	$11.48		$12.97
Diluted net income	$11.33		$12.80

Weighted average shares outstanding:
Basic	38.1		38.1
Diluted	38.6		38.6